December 23, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

Ladies and Gentlemen:

We have read the caption "Change in Independent Accountants" within Fargo Electronics, Inc.'s Registration Statement on Form S-1 dated December 23, 1999, and are in agreement with the statements with respect to our firm contained therein. We have no basis to agree or disagree with other statements of Fargo Electronics, Inc. contained therein.

/S/ LARSON, ALLEN, WEISHAIR & CO. LLP